UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

US ECOLOGY, INC.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

91734M103
(CUSIP Number)

February 28, 2020
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP: 91734M103

Page: Page 2 of 21

1	NAMES OF REPORTING PERSONS JFL-NRC-SES Partners, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,504,073
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 1,504,073
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,504,073 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.8%
12	TYPE OF REPORTING PERSON OO

(1)

These securities of US Ecology, Inc. (the “Issuer”) are held by JFL-NRC-SES Partners, LLC (“JFL Partners”). JFL Partners may be deemed to be controlled by its sole members, JFL-NRC Partners, LLC (“JFL-NRC”) and JFL-SES Partners, LLC (“JFL-SES”).

JFL-SES is controlled by JFL-SES Holdings, LLC (“JFL-SES Holdings”), which is controlled by its member JFL-SES (JA) Holdings, LLC (“JFL-SES (JA)”), which is controlled by its sole member JFL-SES Int. (JA) Holdings, LLC (“JFL-SES Int.”), which is controlled by its member JFL AIV Investors III-JA, L.P. (“JFL AIV JA”).

JFL-NRC is controlled by its member JFL-NRC (JA) Holdings, LLC (“JFL-NRC (JA)”), which is controlled by its sole member JFL-NRC Int. (JA) Holdings, LLC (“JFL-NRC Int.”), which is controlled by its member JFL AIV JA.

JFL AIV JA is controlled by its general partner, JFL GP Investors III, LLC (“Ultimate GP III”). Ultimate GP III is controlled by its managers Messrs. John F. Lehman, Louis N. Mintz, Stephen L. Brooks, and C. Alexander Harman.

CUSIP: 91734M103

Page: Page 3 of 21

1	NAMES OF REPORTING PERSONS JFL-NRC Partners, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 977,647
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 977,647
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 977,647 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.1%
12	TYPE OF REPORTING PERSON OO

(1)

These securities of US Ecology, Inc. (the “Issuer”) represent a 65% pecuniary interest in the shares held by JFL-NRC-SES Partners, LLC (“JFL Partners”). JFL Partners may be deemed to be controlled by its sole members, JFL-NRC Partners, LLC (“JFL-NRC”) and JFL-SES Partners, LLC (“JFL-SES”). JFL-NRC has a 65% pecuniary interest in the shares held by  JFL Partners and JFL-SES has a 35% pecuniary interest in the shares held by JFL Partners.

JFL-SES is controlled by JFL-SES Holdings, LLC (“JFL-SES Holdings”), which is controlled by its member JFL-SES (JA) Holdings, LLC (“JFL-SES (JA)”), which is controlled by its sole member JFL-SES Int. (JA) Holdings, LLC (“JFL-SES Int.”), which is controlled by its member JFL AIV Investors III-JA, L.P. (“JFL AIV JA”).

JFL-NRC is controlled by its member JFL-NRC (JA) Holdings, LLC (“JFL-NRC (JA)”), which is controlled by its sole member JFL-NRC Int. (JA) Holdings, LLC (“JFL-NRC Int.”), which is controlled by its member JFL AIV JA.

JFL AIV JA is controlled by its general partner, JFL GP Investors III, LLC (“Ultimate GP III”). Ultimate GP III is controlled by its managers Messrs. John F. Lehman, Louis N. Mintz, Stephen L. Brooks, and C. Alexander Harman.

CUSIP: 91734M103

Page: Page 4 of 21

1	NAMES OF REPORTING PERSONS JFL-NRC (JA) Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 977,647
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 977,647
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 977,647 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.1%
12	TYPE OF REPORTING PERSON OO

(1)

These securities of US Ecology, Inc. (the “Issuer”) represent a 65% pecuniary interest in the shares held by JFL-NRC-SES Partners, LLC (“JFL Partners”). JFL Partners may be deemed to be controlled by its sole members, JFL-NRC Partners, LLC (“JFL-NRC”) and JFL-SES Partners, LLC (“JFL-SES”). JFL-NRC has a 65% pecuniary interest in the shares held by JFL Partners and JFL-SES has a 35% pecuniary interest in the shares held by JFL Partners.

JFL-SES is controlled by JFL-SES Holdings, LLC (“JFL-SES Holdings”), which is controlled by its member JFL-SES (JA) Holdings, LLC (“JFL-SES (JA)”), which is controlled by its sole member JFL-SES Int. (JA) Holdings, LLC (“JFL-SES Int.”), which is controlled by its member JFL AIV Investors III-JA, L.P. (“JFL AIV JA”).

JFL-NRC is controlled by its member JFL-NRC (JA) Holdings, LLC (“JFL-NRC (JA)”), which is controlled by its sole member JFL-NRC Int. (JA) Holdings, LLC (“JFL-NRC Int.”), which is controlled by its member JFL AIV JA.

JFL AIV JA is controlled by its general partner, JFL GP Investors III, LLC (“Ultimate GP III”). Ultimate GP III is controlled by its managers Messrs. John F. Lehman, Louis N. Mintz, Stephen L. Brooks, and C. Alexander Harman.

CUSIP: 91734M103

Page: Page 5 of 21

1	NAMES OF REPORTING PERSONS JFL-NRC Int. (JA) Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 977,647
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 977,647
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 977,647 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.1%
12	TYPE OF REPORTING PERSON OO

(1)

These securities of US Ecology, Inc. (the “Issuer”) represent a 65% pecuniary interest in the shares held by JFL-NRC-SES Partners, LLC (“JFL Partners”). JFL Partners may be deemed to be controlled by its sole members, JFL-NRC Partners, LLC (“JFL-NRC”) and JFL-SES Partners, LLC (“JFL-SES”). JFL-NRC has a 65% pecuniary interest in the shares held by JFL Partners and JFL-SES has a 35% pecuniary interest in the shares held by JFL Partners.

JFL-SES is controlled by JFL-SES Holdings, LLC (“JFL-SES Holdings”), which is controlled by its member JFL-SES (JA) Holdings, LLC (“JFL-SES (JA)”), which is controlled by its sole member JFL-SES Int. (JA) Holdings, LLC (“JFL-SES Int.”), which is controlled by its member JFL AIV Investors III-JA, L.P. (“JFL AIV JA”).

JFL-NRC is controlled by its member JFL-NRC (JA) Holdings, LLC (“JFL-NRC (JA)”), which is controlled by its sole member JFL-NRC Int. (JA) Holdings, LLC (“JFL-NRC Int.”), which is controlled by its member JFL AIV JA.

JFL AIV JA is controlled by its general partner, JFL GP Investors III, LLC (“Ultimate GP III”). Ultimate GP III is controlled by its managers Messrs. John F. Lehman, Louis N. Mintz, Stephen L. Brooks, and C. Alexander Harman.

CUSIP: 91734M103

Page: Page 6 of 21

1	NAMES OF REPORTING PERSONS JFL-SES Partners, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 526,426
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 526,426
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 526,426 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.7%
12	TYPE OF REPORTING PERSON OO

(1)

These securities of US Ecology, Inc. (the “Issuer”) represent a 35% pecuniary interest in the shares held by JFL-NRC-SES Partners, LLC (“JFL Partners”). JFL Partners may be deemed to be controlled by its sole members, JFL-NRC Partners, LLC (“JFL-NRC”) and JFL-SES Partners, LLC (“JFL-SES”). JFL-NRC has a 65% pecuniary interest in the shares held by JFL Partners and JFL-SES has a 35% pecuniary interest in the shares held by JFL Partners.

JFL-SES is controlled by JFL-SES Holdings, LLC (“JFL-SES Holdings”), which is controlled by its member JFL-SES (JA) Holdings, LLC (“JFL-SES (JA)”), which is controlled by its sole member JFL-SES Int. (JA) Holdings, LLC (“JFL-SES Int.”), which is controlled by its member JFL AIV Investors III-JA, L.P. (“JFL AIV JA”).

JFL-NRC is controlled by its member JFL-NRC (JA) Holdings, LLC (“JFL-NRC (JA)”), which is controlled by its sole member JFL-NRC Int. (JA) Holdings, LLC (“JFL-NRC Int.”), which is controlled by its member JFL AIV JA.

JFL AIV JA is controlled by its general partner, JFL GP Investors III, LLC (“Ultimate GP III”). Ultimate GP III is controlled by its managers Messrs. John F. Lehman, Louis N. Mintz, Stephen L. Brooks, and C. Alexander Harman.

CUSIP: 91734M103

Page: Page 7 of 21

1	NAMES OF REPORTING PERSONS JFL-SES Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 526,426
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 526,426
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 526,426 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.7%
12	TYPE OF REPORTING PERSON OO

(1)

These securities of US Ecology, Inc. (the “Issuer”) represent a 35% pecuniary interest in the shares held by JFL-NRC-SES Partners, LLC (“JFL Partners”). JFL Partners may be deemed to be controlled by its sole members, JFL-NRC Partners, LLC (“JFL-NRC”) and JFL-SES Partners, LLC (“JFL-SES”). JFL-NRC has a 65% pecuniary interest in the shares held by JFL Partners and JFL-SES has a 35% pecuniary interest in the shares held by JFL Partners.

JFL-SES is controlled by JFL-SES Holdings, LLC (“JFL-SES Holdings”), which is controlled by its member JFL-SES (JA) Holdings, LLC (“JFL-SES (JA)”), which is controlled by its sole member JFL-SES Int. (JA) Holdings, LLC (“JFL-SES Int.”), which is controlled by its member JFL AIV Investors III-JA, L.P. (“JFL AIV JA”).

JFL-NRC is controlled by its member JFL-NRC (JA) Holdings, LLC (“JFL-NRC (JA)”), which is controlled by its sole member JFL-NRC Int. (JA) Holdings, LLC (“JFL-NRC Int.”), which is controlled by its member JFL AIV JA.

JFL AIV JA is controlled by its general partner, JFL GP Investors III, LLC (“Ultimate GP III”). Ultimate GP III is controlled by its managers Messrs. John F. Lehman, Louis N. Mintz, Stephen L. Brooks, and C. Alexander Harman.

CUSIP: 91734M103

Page: Page 8 of 21

1	NAMES OF REPORTING PERSONS JFL-SES (JA) Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 526,426
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 526,426
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 526,426 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.7%
12	TYPE OF REPORTING PERSON OO

(1)

These securities of US Ecology, Inc. (the “Issuer”) represent a 35% pecuniary interest in the shares held by JFL-NRC-SES Partners, LLC (“JFL Partners”). JFL Partners may be deemed to be controlled by its sole members, JFL-NRC Partners, LLC (“JFL-NRC”) and JFL-SES Partners, LLC (“JFL-SES”). JFL-NRC has a 65% pecuniary interest in the shares held by JFL Partners and JFL-SES has a 35% pecuniary interest in the shares held by JFL Partners.

JFL-SES is controlled by JFL-SES Holdings, LLC (“JFL-SES Holdings”), which is controlled by its member JFL-SES (JA) Holdings, LLC (“JFL-SES (JA)”), which is controlled by its sole member JFL-SES Int. (JA) Holdings, LLC (“JFL-SES Int.”), which is controlled by its member JFL AIV Investors III-JA, L.P. (“JFL AIV JA”).

JFL-NRC is controlled by its member JFL-NRC (JA) Holdings, LLC (“JFL-NRC (JA)”), which is controlled by its sole member JFL-NRC Int. (JA) Holdings, LLC (“JFL-NRC Int.”), which is controlled by its member JFL AIV JA.

JFL AIV JA is controlled by its general partner, JFL GP Investors III, LLC (“Ultimate GP III”). Ultimate GP III is controlled by its managers Messrs. John F. Lehman, Louis N. Mintz, Stephen L. Brooks, and C. Alexander Harman.

CUSIP: 91734M103

Page: Page 9 of 21

1	NAMES OF REPORTING PERSONS JFL-SES Int. (JA) Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 526,426
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 526,426
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 526,426 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.7%
12	TYPE OF REPORTING PERSON OO

(1)

These securities of US Ecology, Inc. (the “Issuer”) represent a 35% pecuniary interest in the shares held by JFL-NRC-SES Partners, LLC (“JFL Partners”). JFL Partners may be deemed to be controlled by its sole members, JFL-NRC Partners, LLC (“JFL-NRC”) and JFL-SES Partners, LLC (“JFL-SES”). JFL-NRC has a 65% pecuniary interest in the shares held by JFL Partners and JFL-SES has a 35% pecuniary interest in the shares held by JFL Partners.

JFL-SES is controlled by JFL-SES Holdings, LLC (“JFL-SES Holdings”), which is controlled by its member JFL-SES (JA) Holdings, LLC (“JFL-SES (JA)”), which is controlled by its sole member JFL-SES Int. (JA) Holdings, LLC (“JFL-SES Int.”), which is controlled by its member JFL AIV Investors III-JA, L.P. (“JFL AIV JA”).

JFL-NRC is controlled by its member JFL-NRC (JA) Holdings, LLC (“JFL-NRC (JA)”), which is controlled by its sole member JFL-NRC Int. (JA) Holdings, LLC (“JFL-NRC Int.”), which is controlled by its member JFL AIV JA.

JFL AIV JA is controlled by its general partner, JFL GP Investors III, LLC (“Ultimate GP III”). Ultimate GP III is controlled by its managers Messrs. John F. Lehman, Louis N. Mintz, Stephen L. Brooks, and C. Alexander Harman.

CUSIP: 91734M103

Page: Page 10 of 21

1	NAMES OF REPORTING PERSONS JFL AIV Investors III-JA, L.P
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,504,073
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 1,504,073
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,504,073 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.8%
12	TYPE OF REPORTING PERSON PN

(1)

These securities of US Ecology, Inc. (the “Issuer”) are held by JFL-NRC-SES Partners, LLC (“JFL Partners”). JFL Partners may be deemed to be controlled by its sole members, JFL-NRC Partners, LLC (“JFL-NRC”) and JFL-SES Partners, LLC (“JFL-SES”).

JFL-SES is controlled by JFL-SES Holdings, LLC (“JFL-SES Holdings”), which is controlled by its member JFL-SES (JA) Holdings, LLC (“JFL-SES (JA)”), which is controlled by its sole member JFL-SES Int. (JA) Holdings, LLC (“JFL-SES Int.”), which is controlled by its member JFL AIV Investors III-JA, L.P. (“JFL AIV JA”).

JFL-NRC is controlled by its member JFL-NRC (JA) Holdings, LLC (“JFL-NRC (JA)”), which is controlled by its sole member JFL-NRC Int. (JA) Holdings, LLC (“JFL-NRC Int.”), which is controlled by its member JFL AIV JA.

JFL AIV JA is controlled by its general partner, JFL GP Investors III, LLC (“Ultimate GP III”). Ultimate GP III is controlled by its managers Messrs. John F. Lehman, Louis N. Mintz, Stephen L. Brooks, and C. Alexander Harman.

CUSIP: 91734M103

Page: Page 11 of 21

1	NAMES OF REPORTING PERSONS JFL-NRCG Holdings III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 24,898
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 24,898
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,898 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) *
12	TYPE OF REPORTING PERSON OO

(1)	These securities of US Ecology, Inc. (the “Issuer”) are held by JFL-NRCG Holdings III, LLC (“JFL-NRCG III”). JFL-NRCG III may be deemed to be controlled by its managing member, JFL-NRCG Annex Fund, LP (“Annex Fund”). Annex Fund is controlled by its general partner, JFL GP Investors III, LLC (“Ultimate GP III”). Ultimate GP III is controlled by its managers Messrs. John F. Lehman, Louis N. Mintz, Stephen L. Brooks, and C. Alexander Harman.

*	Represents less than 1%.

CUSIP: 91734M103

Page: Page 12 of 21

1	NAMES OF REPORTING PERSONS JFL-NRCG Annex Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 24,898
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 24,898
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,898 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) *
12	TYPE OF REPORTING PERSON PN

(1)	These securities of US Ecology, Inc. (the “Issuer”) are held by JFL-NRCG Holdings III, LLC (“JFL-NRCG III”). JFL-NRCG III may be deemed to be controlled by its managing member, JFL-NRCG Annex Fund, LP (“Annex Fund”). Annex Fund is controlled by its general partner, JFL GP Investors III, LLC (“Ultimate GP III”). Ultimate GP III is controlled by its managers Messrs. John F. Lehman, Louis N. Mintz, Stephen L. Brooks, and C. Alexander Harman.

*	Represents less than 1%.

CUSIP: 91734M103

Page: Page 13 of 21

1	NAMES OF REPORTING PERSONS JFL GP Investors III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,561,261
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 1,561,261
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,561,261 (1)(2)(3)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.0%
12	TYPE OF REPORTING PERSON OO

(1)

Includes 1,504,073 shares of US Ecology, Inc. (the “Issuer”) common stock, par value $0.01 per share (“Common Stock”) held by JFL-NRC-SES Partners, LLC (“JFL Partners”). JFL Partners may be deemed to be controlled by its sole members, JFL-NRC Partners, LLC (“JFL-NRC”) and JFL-SES Partners, LLC (“JFL-SES”).

JFL-SES is controlled by JFL-SES Holdings, LLC (“JFL-SES Holdings”), which is controlled by its member JFL-SES (JA) Holdings, LLC (“JFL-SES (JA)”), which is controlled by its sole member JFL-SES Int. (JA) Holdings, LLC (“JFL-SES Int.”), which is controlled by its member JFL AIV Investors III-JA, L.P. (“JFL AIV JA”).

JFL-NRC is controlled by its member JFL-NRC (JA) Holdings, LLC (“JFL-NRC (JA)”), which is controlled by its sole member JFL-NRC Int. (JA) Holdings, LLC (“JFL-NRC Int.”), which is controlled by its member JFL AIV JA.

JFL AIV JA is controlled by its general partner, JFL GP Investors III, LLC (“Ultimate GP III”). Ultimate GP III is controlled by its managers Messrs. John F. Lehman, Louis N. Mintz, Stephen L. Brooks, and C. Alexander Harman.

(2)	Includes 24,898 shares of Common Stock held by JFL-NRCG Holdings III, LLC (“JFL-NRCG III”). JFL-NRCG III may be deemed to be controlled by its managing member, JFL-NRCG Annex Fund, LP (“Annex Fund”). Annex Fund is controlled by its general partner, Ultimate GP III.
(3)	Includes 32,290 shares of Common Stock directly held by Ultimate GP III, which represents a change in the form of ownership of these shares received by Ultimate GP III in a pro-rata in-kind distribution of Common Stock for no consideration.

CUSIP: 91734M103

Page: Page 14 of 21

1	NAMES OF REPORTING PERSONS JFL-NRCG Holdings IV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 284,629
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 284,629
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 284,629 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) *
12	TYPE OF REPORTING PERSON OO

(1)	These securities of US Ecology, Inc. (the “Issuer”) are held by JFL-NRCG Holdings IV, LLC (“JFL-NRCG IV”). JFL-NRCG IV may be deemed to be controlled by its managing member, JFL Equity Investors IV, LP (“JFL Equity Investors IV”). JFL Equity Investors IV is controlled by its general partner, JFL GP Investors IV (“Ultimate GP IV”). Ultimate GP IV is controlled by its managers Messrs. John F. Lehman, Louis N. Mintz, Stephen L. Brooks, and C. Alexander Harman.

*	Represents less than 1%.

CUSIP: 91734M103

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1	NAMES OF REPORTING PERSONS JFL Equity Investors IV, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 284,629
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 284,629
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 284,629 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) *
12	TYPE OF REPORTING PERSON OO

(1)	These securities of US Ecology, Inc. (the “Issuer”) are held by JFL-NRCG Holdings IV, LLC (“JFL-NRCG IV”). JFL-NRCG IV may be deemed to be controlled by its managing member, JFL Equity Investors IV, LP (“JFL Equity Investors IV”). JFL Equity Investors IV is controlled by its general partner, JFL GP Investors IV (“Ultimate GP IV”). Ultimate GP IV is controlled by its managers Messrs. John F. Lehman, Louis N. Mintz, Stephen L. Brooks, and C. Alexander Harman.

*	Represents less than 1%.

CUSIP: 91734M103

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1	NAMES OF REPORTING PERSONS JFL GP Investors IV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 289,792
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 289,792
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 289,792 (1)(2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) *
12	TYPE OF REPORTING PERSON OO

(1)	Includes 284,629 shares of US Ecology, Inc. (the “Issuer”) common stock, par value $0.01 per share (“Common Stock”) held by JFL-NRCG Holdings IV, LLC (“JFL-NRCG IV”). JFL-NRCG IV may be deemed to be controlled by its managing member, JFL Equity Investors IV, LP (“JFL Equity Investors IV”). JFL Equity Investors IV is controlled by its general partner, JFL GP Investors IV (“Ultimate GP IV”). Ultimate GP IV is controlled by its managers Messrs. John F. Lehman, Louis N. Mintz, Stephen L. Brooks, and C. Alexander Harman.
(2)	Includes 5,163 shares of Common Stock directly held by Ultimate GP IV, which represents a change in the form of ownership of these shares received by Ultimate GP IV in a pro-rata in –kind distribution of Common Stock for no consideration.

*	Represents less than 1%.

CUSIP: 91734M103

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Item 1(a). Name of Issuer: US Ecology, Inc. (the “Issuer”)

Item 1(b). Address of Issuer’s Principal Executive Officers: 101 S. Capitol Blvd., Suite 1000, Boise, Idaho 83702.

Item 2(a). Name of Person Filing:

JFL-NRC-SES Partners, LLC (“JFL Partners”)
JFL-NRC Partners, LLC (“JFL-NRC”)
JFL-NRC (JA) Holdings, LLC (“JFL-NRC (JA)”)
JFL-NRC Int. (JA) Holdings, LLC (“JFL-NRC Int.”)
JFL-SES Partners, LLC (“JFL-SES”)
JFL-SES Holdings, LLC (“JFL-SES Holdings”)
JFL-SES (JA) Holdings, LLC (“JFL-SES (JA)”)
JFL-SES Int. (JA) Holdings, LLC (“JFL-SES Int.”)
JFL AIV Investors III-JA, L.P. (“JFL AIV JA”)
JFL GP Investors III, LLC (“Ultimate GP III”)
JFL-NRCG Holdings III, LLC (“JFL-NRCG III”)
JFL-NRCG Annex Fund, L.P. (“Annex Fund”)
JFL-NRCG Holdings IV, LLC (“JFL-NRCG IV”)
JFL Equity Investors IV, LP (“JFL Equity Investors IV”)
JFL GP Investors IV, LLC (“Ultimate GP IV”)

*Each a “Reporting Person,” and collectively, the “Reporting Persons”).

Item 2(b). Address or Principal Business Office or, if None, Residence:

The principal business office for all persons filing is:

110 East 59th Street, 27th Floor, New York, NY 10022

Item 2(c). Citizenship: See Item 4 of each cover page.

Item 2(d). Title of Class of Securities: Common Stock, par value $0.01 per share (the “Shares”).

Item 2(e). CUSIP No.: 91734M103.

Item 3. If this Statement is Filed Pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), Check Whether the Person Filing is a: Not applicable.

Item 4. Ownership.

Amount beneficially owned: See Item 9 of each cover page.

Percent of class: See Item 11 of each cover page.

Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: See Item 5 of each cover page.
(ii)	Shared power to vote or to direct the vote: See Item 6 of each cover page.
(iii)	Sole power to dispose or to direct the disposition of: See Item 7 of each cover page.
(iv)	Shared power to dispose or to direct the disposition of: See Item 8 of each cover page.

The ownership percentages are calculated based upon 31,516,432 shares of the Issuer’s Common Stock outstanding as of February 26, 2020.

JFL Partners may be deemed to be controlled by its sole members, JFL-NRC and JFL-SES. JFL-SES is controlled by JFL-SES Holdings, which is controlled by its member JFL-SES (JA), which is controlled by its sole member JFL-SES Int., which is controlled by its member JFL AIV JA. JFL-NRC is controlled by its member JFL-NRC (JA), which is controlled by its sole member JFL-NRC Int., which is controlled by its member JFL AIV JA. JFL AIV JA is controlled by its general partner, Ultimate GP III.

CUSIP: 91734M103

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JFL-NRCG III may be deemed to be controlled by its managing member, Annex Fund, LP. Annex Fund is controlled by its general partner, Ultimate GP III.

JFL-NRCG IV may be deemed to be controlled by its managing member, JFL Equity Investors IV. JFL Equity Investors IV is controlled by its general partner, Ultimate GP IV.

Ultimate GP III and Ultimate GP IV are controlled by its managers Messrs. John F. Lehman, Louis N. Mintz, Stephen L. Brooks, and C. Alexander Harman. Decision-making authority requires at a minimum 3 of 4 managers.

Neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any Reporting Person or other person named herein is, for the purposes of sections 13(d) or 13(g) of the Act or for any other purpose, the beneficial owner of any securities covered by this statement.

Certain Reporting Persons are party to that certain Registration Rights Agreement with the Issuer containing customary registration rights.

Item 5. Ownership of 5 Percent or Less of a Class.

Not applicable.

Item 6. Ownership of More than 5 Percent on Behalf of Another Person.

Except as described in Item 4 of this statement, to the knowledge of the Reporting Persons, no person other than the Reporting Person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities of the Issuer reported on this statement.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8. Identification and Classification of Members of the Group.

Not applicable.

Item 9. Notice of Dissolution of Group.

Not applicable.

Item 10. Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

CUSIP: 91734M103

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After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 4, 2020	JFL-NRC-SES Partners, LLC

	By:	/s/ David Rattner
	Name:	David Rattner
	Title:	Secretary

Dated: March 4, 2020	JFL-NRC Partners, LLC

	By:	/s/ David Rattner
	Name:	David Rattner
	Title:	Secretary

Dated: March 4, 2020	JFL-NRC (JA) Holdings, LLC

	By:	/s/ David Rattner
	Name:	David Rattner
	Title:	Secretary

Dated: March 4, 2020	JFL-NRC Int. (JA) Holdings, LLC

	By:	/s/ David Rattner
	Name:	David Rattner
	Title:	Secretary

Dated: March 4, 2020	JFL-SES Partners, LLC

	By:	/s/ David Rattner
	Name:	David Rattner
	Title:	Secretary

Dated: March 4, 2020	JFL-SES Holdings, LLC

	By:	/s/ David Rattner
	Name:	David Rattner
	Title:	Secretary

Dated: March 4, 2020	JFL-SES (JA) Holdings, LLC

	By:	/s/ David Rattner
	Name:	David Rattner
	Title:	Secretary

Dated: March 4, 2020	JFL-SES Int. (JA) Holdings, LLC

	By:	/s/ David Rattner
	Name:	David Rattner
	Title:	Secretary

CUSIP: 91734M103

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Dated: March 4, 2020	JFL AIV Investors III-JA, L.P.
By: JFL GP Investors III, LLC
Its: General Partner

	By:	/s/ David Rattner, attorney-in-fact
	Name:	David Rattner

Dated: March 4, 2020	JFL GP Investors III, LLC

	By:	/s/ David Rattner, attorney-in-fact
	Name:	David Rattner

Dated: March 4, 2020	JFL GP Investors IV, LLC

	By:	/s/ David Rattner, attorney-in-fact
	Name:	David Rattner

Dated: March 4, 2020	JFL Equity Investors IV, L.P.
By: JFL GP Investors IV, LLC
Its: General Partner

	By:	/s/ David Rattner, attorney-in-fact
	Name:	David Rattner

Dated: March 4, 2020	JFL-NRCG Holdings III, LLC

	By:	/s/ David Rattner
	Name:	David Rattner
	Title:	Secretary

Dated: March 4, 2020	JFL-NRCG Holdings IV, LLC

	By:	/s/ David Rattner
	Name:	David Rattner
	Title:	Secretary

Dated: March 4, 2020	JFL-NRCG Annex Fund, LP
By: JFL GP Investors III, LLC
Its: General Partner

	By:	/s/ David Rattner, attorney-in-fact
	Name:	David Rattner

CUSIP: 91734M103

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EXHIBIT INDEX

Exhibit Number	Title
1.	Joint Filing Agreement dated November 12, 2019 (incorporated by reference to Exhibit 1 to the Schedule 13G filed by the Reporting Persons with the SEC on November 12, 2019).
2.	Power of Attorney (incorporated by reference to Exhibit 2 to the Schedule 13G filed by the Reporting Persons with the SEC on November 12, 2019).